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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



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                                   FORM 8-K


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                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported)  July 7, 1998
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                            LIFE TECHNOLOGIES, INC.
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            (Exact name of registrant as specified in its charter)
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
         Delaware                      0.14991                  34-0431300
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(State or other jurisdiction         (Commission            (IRS Employer
   of incorporation)                 File Number)           Identification No.)
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9800 Medical Center Drive, Rockville, Maryland                   20850
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  (Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code:  (301) 610-8000
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                                Not Applicable
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         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

On July 7, 1998, the Board of Directors of Life Technologies, Inc. (the "Company") received a written proposal from Dexter Corporation ("Dexter"), the beneficial owner of approximately 52% of the Company's outstanding common stock, to acquire the approximately 11.3 million shares of Company common stock that Dexter does not currently own, at a price of $37 per share in cash (approximately $420 million, excluding payment for vested stock options) (the "Proposal"). The Proposal provides that the transaction would be financed through Dexter's available cash and committed facilities. The Proposal further provides that initiation of the transaction would be subject to, among other things, approval by the Board of Directors of the Company, including the approval of the unaffiliated directors, execution of a definitive agreement, and other customary conditions. The Company's Board of Directors has formed a special committee of independent directors to consider the Proposal.

On July 9, 1998, following the public announcement by Dexter of the Proposal, a lawsuit was filed against the Company, Dexter and the Company's directors in the Court of Chancery of the State of Delaware by Ellis Investments, Ltd. ("Ellis"), a stockholder of the Company. Ellis' complaint alleges, among other things, that the defendants have breached and/or may breach their respective fiduciary duties and seeks to enjoin, preliminarily and permanently, the proposed transaction. Ellis, on behalf the Company's public stockholders, is seeking class action certification for its lawsuit.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LIFE TECHNOLOGIES,INC.


Date:  July 16, 1998          By: /s/ Joseph C. Stokes, Jr.
            --                   --------------------------
                                 Joseph C. Stokes, Jr.
                                 Senior Vice President and
                                  Chief Financial Officer

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